                                                                    EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-75420, 333-75422, 333-39690, 333-42753, 333-42747, 333-00537, 033-60169,
033-69922 and 033-33373 of Datascope Corp. on Form S-8 of our report dated July 25, 2003, May 17, 2004 as to the effects of the restatement discussed in Note 17 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and the restatement discussed in Note
17) appearing in this Annual Report on Form 10-K/A of Datascope Corp. for the year ended June 30, 2003.



/s/ Deloitte & Touche LLP
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Parsippany, New Jersey
May 17, 2004